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                                                                 Exhibit (a)(3)

FROM: Michael J. Tavlin

SUBJECT: OFFER TO EXCHANGE OPTIONS

DATE: April 26, 2001

IMPORTANT NEWS -- PLEASE READ IMMEDIATELY AND TAKE ACTION BEFORE MAY 24, 2001!

         The Board of Directors has adopted resolutions offering to all eligible employees who hold stock options granted under Interactive Intelligence, Inc.'s ("Interactive Intelligence") 1999 Stock Option and Incentive Plan (the "1999 Plan") the opportunity to exchange their outstanding stock options for options exercisable at the fair market value of our stock on November 26, 2001. We are making the offer on the terms and conditions described in the Offer to Exchange, this memorandum, the Election Form and the Notice to Change Election From Accept to Reject. Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 9:00 P.M. Indianapolis Time on May 24, 2001.

         If you elect to participate in this exchange, your existing unexercised stock option or options (the "Old Option(s)") will be cancelled and a promise to issue a new option or options, as applicable (the "New Option(s)") will be issued. The New Options will be for the same number of shares (split-adjusted) as your Old Options, less any exercised shares. The New Options will be granted under the terms of our 1999 Plan. This offer may be accepted or rejected as to each grant or none of your grants. There must be strict adherence to the following rules:

THE NEW OPTIONS

         1. All grants cancelled pursuant to this program are eligible for the New Options.

         2. The New Options will be priced at the fair market value on the day we grant the options, expected to be November 26, 2001, which is defined as the closing price on Nasdaq on the date of grant. French employees may have a slightly higher exercise price. This price may be higher, or lower, or the same as the exercise price on your option to be cancelled. THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT.

         3. The New Options will be vested in accordance with the vesting schedule of the Old Options, except that the vesting schedule of the New Options will not be accelerated on a change in control of the Company.

         4. If your employment with the Company terminates voluntarily OR involuntarily prior to November 26, 2001, you will not receive any New Options.

         5. All other rules of the 1999 Plan will be applied.

ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

         1. All option grants under the 1999 Plan are eligible for consideration for the New Options assuming your election is received by 9:00 P.M. Indianapolis Time on May 24, 2001 or, if we have extended the offer, by the new expiration of the offer.

         2. Any of your outstanding, unexercised options under the 1999 Plan may be cancelled. If you elect to cancel an Old Option, it must be cancelled in its entirety.

         3. If a decision is made to cancel a grant, all grants issued since November 24, 2000 (within the prior six months of the cancellation) must also be cancelled. All cancelled grants will be replaced with a promise to issue a New Option at least six months and one day from the date the Old Options are cancelled (a "Promise to Grant Stock Option(s)"). We expect to grant the New Options on November 26, 2001, unless we have to change the date because the offer had been extended.

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         4. Individuals canceling a grant pursuant to this program will not be eligible for additional grants until after November 26, 2001. In lieu thereof, the Company may issue additional Promises To Grant Stock Option(s).

         5. Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if you terminate employment and do not receive a New Option.

         6. All New Options will be the same type of options as your Old Options, to the extent allowed by law.

         7. All rights to cancelled grants will be irrevocably forfeited.

         THIS OFFER IS NOT A GUARANTY OF EMPLOYMENT FOR ANY PERIOD. YOUR EMPLOYMENT WITH THE COMPANY REMAINS "AT WILL" EMPLOYMENT AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR THE COMPANY, WITH OR WITHOUT CAUSE OR NOTICE.

         All eligible Option Holders must complete an Interactive Intelligence, Inc. Offer to Exchange Options Election Form ("Election Form") and hand deliver or fax a signed copy to Jessica Egg at (317) 715-8507 by May 24, 2001, no later than 9:00 P.M. Indianapolis Time. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) being cancelled if you wish to participate.

         Interactive Intelligence will e-mail a confirmation of receipt within 48 hours of receiving your Election Form, or as soon thereafter as practicable.

         IF YOUR ELECTION IS RECEIVED AFTER 9:00 P.M. INDIANAPOLIS TIME ON MAY 24, 2001, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE EXCHANGE OFFER.

         You will receive shortly a more detailed document, entitled an Offer to Exchange, explaining the program in greater detail. In the meantime, below are the answers to some Frequently Asked Questions ("FAQ's") regarding the offer, which you should read.

                          "FREQUENTLY ASKED QUESTIONS"

         The following are answers to some of the questions that you may have about this offer. We urge you to read carefully the Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject because the information in this memorandum and in the FAQ's is not complete, and additional important information is contained in the Offer to Exchange, the Election Form and the Notice to Change Election from Accept to Reject.

GENERAL QUESTIONS ABOUT THE PROGRAM

         1. WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

         We are offering to exchange all outstanding and unexercised Interactive Intelligence stock options granted under the 1999 Plan held by eligible employees for New Options under the 1999 Plan. YOU MAY NOT EXCHANGE ANY STOCK OPTIONS THAT WERE GRANTED TO YOU UNDER THE COMPANY'S 1995 INCENTIVE STOCK OPTION PLAN OR THE COMPANY'S 1995 NONSTATUTORY STOCK OPTION INCENTIVE PLAN.

         2. WHY ARE WE MAKING THE OFFER TO EXCHANGE?

         We implemented the offer to exchange because a considerable number of employees have stock options, whether or not they are currently exercisable, that are priced significantly above our current and recent trading prices. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options in exchange for a New Option for the same number of shares to be granted on a date at least six months and one day from the date we cancel the tendered options (the "replacement grant date"). We expect the replacement grant date to be November 26 2001. It is hoped that this program will ameliorate the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock

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market. By making this offer to exchange outstanding options granted under the
1999 Plan for New Options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

         3. WHO IS ELIGIBLE?

         Any current employee of Interactive Intelligence or its subsidiaries with a stock option granted under the 1999 Plan at any price is eligible. You must be an employee as of April 26, 2001, the date this offer commences, and remain an employee as of the date the options are cancelled in order to participate in this offer. In order to receive a new grant, you must remain an eligible employee as of the replacement grant date. Participation in the exchange offer is strictly voluntary.

         4. WILL EMPLOYEES OUTSIDE THE UNITED STATES BE ELIGIBLE TO PARTICIPATE?

         Except as noted above, all employees with stock options granted under the 1999 Plan are eligible.

         5. HOW DOES THE EXCHANGE WORK?

         The offer to exchange will require an employee to make a voluntary, irrevocable election to cancel outstanding stock options by 9:00 P.M. Indianapolis Time on May 24, 2001 (unless we extend the offer), in exchange for a one-for-one grant of a New Option to be issued on the replacement grant date, which we expect to be on November 26, 2001, and priced at Interactive Intelligence's closing market price on that date. Such New Options would retain the original vesting schedule of the cancelled options and be subject to the terms and conditions of the 1999 Plan. However, the New Options will not have a provision providing for the acceleration of vesting of such options on a change in control of Interactive Intelligence. To participate, employees must cancel any and all Interactive Intelligence options granted from November 24, 2000 to May 24, 2001; but may choose to cancel some, all, or none of their options granted prior to November 24, 2000.

         6. WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

         To participate, you must complete the Election Form, sign and date it, and ensure that Jessica Egg at Interactive Intelligence receives it no later than 9:00 P.M. Indianapolis Time on May 24, 2001. You can return your form either by fax to Jessica Egg at (317) 715-8507, or you may hand deliver it to her at Interactive Intelligence, Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268, USA.

         7. IS THIS A REPRICING?

         This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and Interactive Intelligence would have a variable accounting charge against earnings.

         8. WHY CAN'T INTERACTIVE INTELLIGENCE JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

         In 1998, the Financial Accounting Standards Board adopted unfavorable accounting charge consequences for companies that reprice options. If we were to simply reprice options, the company's potential for profitability in the future would be in serious jeopardy, as we would be required to take a charge against earnings on any future appreciation of the repriced options.

         9. WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

         Because of the large number of underwater options currently outstanding at Interactive Intelligence, a total grant of additional options would have severe negative impact on Interactive Intelligence's dilution, outstanding shares and earnings per share. Additionally, Interactive Intelligence has a limited pool of options that it is allowed to


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grant per calendar year, without stockholder approval, and therefore our current reserves must be conserved for new hires and ongoing grants.

         10. WOULDN'T IT BE EASIER TO JUST QUIT INTERACTIVE INTELLIGENCE AND THEN GET REHIRED?

         This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause Interactive Intelligence to incur a variable accounting charge against earnings. In addition, by leaving Interactive Intelligence and being rehired later, an employee would not receive credit for prior service for vesting purposes.

         11. IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

         Options designated to be exchanged under this program will be cancelled on May 25, 2001.

         12. WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I ELECT TO EXCHANGE?

         The deadline to participate in this program is 9:00 P.M. Indianapolis Time on May 24, 2001, unless we extend the offer. This means that Jessica Egg at Interactive Intelligence must have your form in her hands before that time. We have no plans to extend the offer, but if it is extended, you will be notified. We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn, subject to our rights to extend, terminate and amend the offer.

         13. WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

         If you do not turn in your Election Form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and subject to their original terms.

         14. DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY ELECTED
OPTIONS?

         You may withdraw the options you have elected for exchange at any time before 9:00 P.M., Indianapolis Time, on May 24, 2001. To withdraw options elected for exchange, you must submit a Notice to Change Election from Accept to Reject to Jessica Egg at Interactive Intelligence by 9:00 P.M. Indianapolis Time on May 24, 2001. Once you have withdrawn your election to exchange options, you may re-elect to exchange options only by again following the delivery procedures described in the Instructions to the Election Form. If we extend this offer, you may withdraw your previously elected options until the new expiration of the offer.

         15. MAY I CHANGE MY MIND ABOUT WHICH OPTIONS I WANT TO TENDER FOR EXCHANGE?

         Yes, you may change your election at any time before the offer expires. In order to change your election, you must properly fill out, sign and date a new Election Form and deliver it to Jessica Egg by hand delivery or by fax to Jessica Egg at (317) 715-8507 by 9:00 P.M. Indianapolis Time on May 24, 2001. Once you have done this, your previous Election Form will be disregarded. If we extend this offer, you may change your election until the new expiration of the offer.

         16. AM I ELIGIBLE TO RECEIVE FUTURE GRANTS IF I PARTICIPATE IN THIS EXCHANGE?

         Because of the accounting limitations, participants in this program are ineligible to receive any additional stock option grants until after the replacement grant date (expected to be November 26, 2001).

         17. WILL I HAVE TO PAY TAXES AS A CONSEQUENCE OF MY PARTICIPATION IN THIS EXCHANGE?

         If you are a United States-based employee, neither the cancellation of your options nor your receipt of a replacement option should give rise to a taxable event for you, but we recommend that you consult with your own tax advisor to determine if there are any tax consequences to tendering options for exchange that will apply to you. If you exchange your current options for New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange in the United States. Further, at the date of grant of the New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes. The grant of options is not recognized as taxable income in the United States. FOR EMPLOYEES RESIDING OUTSIDE OF THE UNITED STATES, WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX AND SOCIAL INSURANCE CONSEQUENCES OF ELECTING TO EXCHANGE OPTIONS PURSUANT TO THE OFFER. All employees are strongly urged to read the Offer to Exchange for an additional discussion of the potential tax consequences.

         18. HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

         We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. Therefore, the decision to participate must be each individual employee's personal decision.

         19. WHAT DO WE AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

         Although our Board of Directors has approved this offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. Our non-employee directors are not eligible to participate in the offer.

         20. WHAT IF I LEAVE INTERACTIVE INTELLIGENCE BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE DATE THE NEW OPTIONS ARE GRANTED?

         You will have forfeited the options tendered and accepted for exchange and you will receive no New Options. Once the offer to exchange expires (at 9:00 P.M. Indianapolis Time on May 24, 2001, unless the offer is extended), your election to tender your options is not revocable. Therefore, if you leave Interactive Intelligence or one of its subsidiaries voluntarily, involuntarily, or for any other reason, before your New Option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the New Option that would have been issued on the replacement grant date. THEREFORE, IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE ON THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE ON THE REPLACEMENT GRANT DATE (EXPECTED TO BE NOVEMBER 26,
2001).

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

         21. WHICH OPTIONS CAN BE CANCELLED?

         If you are eligible and elect to participate in this offer, you may elect to cancel one or more options granted under our 1999 Plan. If you elect to cancel one or more options, you are required to cancel all options granted to you on or after November 24, 2000.

         22. CAN I CHOOSE WHICH OPTIONS I WANT TO CANCEL, IF I HAVE MULTIPLE OPTIONS?

         You may choose to cancel one or more options granted under our 1999 Plan. It is up to you to pick which options, if any, you would like to tender for exchange. However, if you wish to participate in this program, you are required to cancel all options granted to you on or after November 24, 2000.

         23. CAN I CANCEL THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

         Yes, any remaining outstanding, unexercised portion of an option granted under our 1999 Plan can be cancelled. The New Option will be on a one-for-one basis but only in replacement of the portion of the option cancelled.


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

         24. CAN I SELECT WHICH PORTION OF AN OPTION TO CANCEL?

         No, we cannot partially cancel an outstanding option. The remaining unexercised portion of an option must either be exchanged in full or not exchanged.

         25. IF I CHOOSE TO PARTICIPATE, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE CANCELLED?

         If you elect to participate in this program, then on May 25, 2001, or as soon as we can after that, we will cancel all of your outstanding options that were granted since November 24, 2000, plus any others that you elected to cancel. You will not have a right to be granted any further options from us until the replacement grant date, when your New Options will be issued.

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

         26. WHAT WILL BE MY NEW OPTION SHARE AMOUNT?

         Employees who participate in this program will receive a new replacement stock option on the replacement grant date. The new stock option will be equal to the number of shares cancelled under the old stock option. Each New Option will be granted under the 1999 Plan pursuant to a new option agreement between you and us.

         27. WHAT WILL BE THE VESTING SCHEDULE OF MY REPLACEMENT OPTIONS?

         The vesting schedule for all replacement options granted in this program will be exactly the same as the vesting schedule for the cancelled options. Your option will continue to vest on the same schedule as your cancelled option as if your cancelled option was still in effect. However, each New Option will not have a provision providing for accelerated vesting in the event of a change in control of Interactive Intelligence. Therefore, even if an option that you tender for exchange contained such an accelerated vesting provision on a change in control, your New Option granted under the offer will not contain such a provision.

         28. WHAT WILL BE MY NEW OPTION EXERCISE PRICE?

         The exercise price for the New Options, which will be granted on the replacement grant date, (expected to be November 26, 2001), will be the fair market value of our stock on the date of grant, which is defined as the last reported sales price of our common stock on the Nasdaq National Market on the date of grant. The exercise price for French employees may be slightly higher. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK, AMONG OTHER FACTORS YOU CONSIDER, BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

         29. WHAT WILL BE MY NEW OPTION TYPE, INCENTIVE STOCK OPTION OR NONQUALIFIED STOCK OPTION?

         Generally, you will receive the same option type you currently have. If you are a United States employee and your cancelled stock options were an incentive stock option, your New Options will be incentive stock options if and to the extent they qualify under the Internal Revenue Code of 1986, as amended. If your cancelled options were nonqualified stock options, your New Options will be nonqualified stock options. Please read the Offer to Exchange for additional information regarding the tax treatment of your options. In addition, we recommend that you consult your own tax advisor to determine the tax consequences of electing to exchange options pursuant to this offer.

         30. WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

         We will grant the New Options on the replacement grant date which will be at least six months and one day after the date we cancel the options accepted for exchange. If we cancel options elected for exchange on May 25,


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2001, the first business day after the scheduled expiration date of the offer, the replacement grant date of the New Options will be November 26, 2001.

         31. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

         If we were to grant the New Options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the New Options for six months and one day, we believe we will not have to record such a compensation expense.

         32. WHAT WILL BE THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS?

         Your New Options will be subject to the terms and conditions of the 1999 Plan. The terms and conditions of this plan is described in the Offer to Exchange. As noted above, the vesting schedule for the New Option will be exactly the same as the cancelled option, except there will be no accelerated vesting provision in the event of a change in control of Interactive Intelligence.

         33. CAN I HAVE SOME EXAMPLES OF HOW AN OFFER TO EXCHANGE MIGHT WORK?

Example 1

         Assumptions:

         Your Hire Date: November 1, 2000

         Your Original Stock Option: 1,000 shares

         Your Original Stock Option Price: $35.00

         Your Original Vesting Schedule: 250 shares vest November 1, 2001, then yearly thereafter until fully vested in November 2004 or until termination of employment.

         Hypothetical Stock Price on New Options Grant Date, November 26, 2001:
         $25.00

         Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on May 25, 2001. On the replacement grant date, which would be November 26, 2001, we would grant you a New Option for 1,000 shares, and in this example using the purely hypothetical stock price of $25.00, your new exercise price would be $25.00. The vesting schedule for this New Option will be the same as for the prior option, and therefore 250 shares will have vested on November 1, 2001, and a similar number of shares will vest yearly thereafter. However, the New Option will not have accelerated vesting in the event of a change in control of Interactive Intelligence.

Example 2

         Assumptions:

         Your Hire Date: October 2, 2000

         Your Original Stock Option: 1,000 shares

         Your Original Stock Option Price: $40.00

         Your Original Vesting Schedule: 250 shares vest October 2, 2001, then yearly thereafter until fully vested in October 2004 or until termination of employment.


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         Hypothetical Stock Price on New Options Grant Date, November 26, 2001:
         $45.00

         Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on May 25, 2001. On the replacement grant date, we would grant you a New Option for 1,000 shares, and in this example using the purely hypothetical stock price of $45.00, your new exercise price would be $45.00. (Please note that this is higher than your original stock option price). The New Option will retain the same vesting schedule as the original option, except that the New Option will not vest in the event of a change in control of Interactive Intelligence.

         34. WHAT HAPPENS IF INTERACTIVE INTELLIGENCE IS ACQUIRED BEFORE THE REPLACEMENT OF OPTIONS ARE GRANTED?

         If we are acquired or involved in a similar transaction which is closed before the replacement options are granted, we would require the surviving corporation to inherit our obligation to grant replacement options. However, entering into the agreement could result in a substantial appreciation in our share price and, accordingly, tendering option holders might be deprived of any further price appreciation.The replacement options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the market price of the surviving company's stock on the date of grant (for French employees, the exercise price might be slightly higher). For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger.

         35. WHAT HAPPENS IF INTERACTIVE INTELLIGENCE AGREES TO BE ACQUIRED IN A TRANSACTION THAT WOULD NOT CLOSE UNTIL AFTER THE REPLACEMENT GRANT DATE?

         If we entered into an agreement to be acquired that was scheduled to close after the replacement grant date, we would grant the replacement options on the replacement grant date. However, entering into the agreement could result in a substantial appreciation in our share price and, accordingly, tendering option holders might be deprived of any further price appreciation. For example, if our shares were to be acquired in a cash merger, they would likely trade at a price at or near the merger price and the replacement options would be granted at the fair market value on the date of grant, resulting in little or no further appreciation on the replacement options.

         36. AFTER THE GRANT OF THE NEW OPTIONS, WHAT HAPPENS IF MY OPTIONS AGAIN END UP UNDERWATER?

         We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the country. This is therefore considered a one-time offer and is not expected to be offered again in the future. Since your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if your options are underwater for some period of time after the grant date of the New Options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

         37. WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE
PROGRAM?

         To participate, you must properly complete the Election Form, sign and date it, and ensure that Jessica Egg at Interactive Intelligence receives it no later than 9:00 P.M. Indianapolis Time on Thursday, May 24, 2001 or, if we extend the offer, no later than the new expiration of the offer. You can return your form either by fax to her at (317) 715-8507, or hand deliver it to her at Interactive Intelligence, Inc., 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268, USA. If you need an additional copy of the Election Form, you may contact her at (317) 715-8507. The Company will provide additional copies at no expense to you.


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